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                                  EXHIBIT 5(a)

              Form of Notice with Respect to Management Agreement




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                                 FORM OF NOTICE


Notice, effective________________ with respect to the Management Agreement (the "Agreement") between Integrity Management & Research, Inc. (the "Manager") and The Valiant Fund (the "Trust") dated July 29, 1993.

The Trust hereby gives notice that;

(i) the U.S. Government Money Market Portfolio has been renamed the U.S. Treasury Income Portfolio.


This Notice is not intended to, and does not, alter or amend the Agreement, which remains in full force and effect.

                         Integrity Management & Research, Inc.

                         By:_____________________________


                         The Valiant Fund

                         By:______________________________